Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2017 RESULTS
Vancouver, British Columbia – August 31, 2017 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the second quarter ended July 30, 2017.
The Company reported diluted earnings per share of $0.36 for the second quarter of fiscal 2017. Excluding the impact of the ivivva restructuring that was announced on June 1, 2017, the Company reported adjusted diluted earnings per share of $0.39.
The summary below provides both GAAP and adjusted non-GAAP financial measures. In connection with the restructuring of its ivivva operations, the Company recognized pre-tax costs totaling $5.4 million in the second quarter of fiscal 2017. The adjusted financial measures exclude the impact of the ivivva restructuring and the related tax effects, and also exclude certain discrete tax items which were recognized during the second quarter of fiscal 2016.
For the second quarter ended July 30, 2017:

•	Net revenue was $581.1 million, an increase of 13% compared to the second quarter of fiscal 2016. On a constant dollar basis, net revenue increased 13%.

•	Total comparable sales increased 7%, or increased by 7% on a constant dollar basis.

–	Comparable store sales increased 2%, or increased by 2% on a constant dollar basis.

–
Direct to consumer net revenue increased 29%, or increased 30% on a constant dollar basis. During the quarter the Company held an online warehouse sale. Excluding the impact of this sale, direct to consumer net revenue increased 15%, or increased 16% on a constant dollar basis.

•	Gross profit was $297.4 million, an increase of 17% compared to the second quarter of fiscal 2016. Adjusted gross profit was $299.7 million, an increase of 18%.

•	Gross margin was 51.2%, an increase of 180 basis points compared to the second quarter of fiscal 2016. Adjusted gross margin was 51.6%, an increase of 220 basis points.

•	Income from operations was $68.7 million, a decrease of 7% compared to the second quarter of fiscal 2016. Adjusted income from operations increased by $0.2 million to $74.1 million.

•	Operating margin was 11.8%, a decrease of 260 basis points compared to the second quarter of fiscal 2016. Adjusted operating margin was 12.8%, a decrease of 160 basis points.

•
Income tax expense was $20.8 million compared to $20.9 million in the second quarter of fiscal 2016 and the effective tax rate was 29.9% compared to 28.1%. The adjusted effective tax rate was 29.6% compared to 30.5% in the second quarter of fiscal 2016.

•	Diluted earnings per share were $0.36 compared to $0.39 in the second quarter of fiscal 2016. Adjusted diluted earnings per share were $0.39 compared to $0.38 for the second quarter of fiscal 2016.

•	The Company repurchased 1.5 million shares of its own common stock at an average cost of $52.93 per share.
The Company ended the second quarter of fiscal 2017 with $721.2 million in cash and cash equivalents compared to $535.3 million at the end of the second quarter of fiscal 2016. Inventories at the end of the second quarter of fiscal 2017 increased by 14% to $316.4 million compared to $277.3 million at the end of the second quarter of fiscal 2016. The Company ended the quarter with 421 stores.
Laurent Potdevin, CEO, lululemon, commented: "Our performance reflects the growing global consumer response to lululemon's unique position as the leading brand that defines an active, mindful lifestyle. Through continuing to deliver category-defining product innovation, we are creating experiences that our guests, both existing and new, desire. This strong brand momentum reinforces my confidence in our long-term strategy."
Mr. Potdevin added: "The acceleration that we have seen across the business in the second quarter enables us to take another positive step on our path towards achieving $4 billion in revenue by 2020. Finally, I would also like to express my gratitude for the constant energy and determination of our teams and ambassadors, who powerfully bring our brand to life."

Updated Outlook
In connection with the restructuring of the ivivva operations, we expect to recognize total pre-tax costs of between $50.0 million and $60.0 million in fiscal 2017, inclusive of $23.2 million recognized during the first two quarters of fiscal 2017. This primarily relates to long-lived asset impairment and lease termination costs.
For the third quarter of fiscal 2017, we expect net revenue to be in the range of $605 million to $615 million based on a total comparable sales increase in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.33 to $0.35 for the quarter. Excluding the impact of the ivivva restructuring, we expect adjusted diluted earnings per share to be in the range of $0.50 to $0.52 for the quarter. This guidance assumes 136.3 million diluted weighted-average shares outstanding and a 32.2% tax rate, or 30.4% excluding the tax effect of the ivivva restructuring. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2017, we now expect net revenue to be in the range of $2.545 billion to $2.595 billion based on a total comparable sales increase in the low-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $2.04 to $2.11 for the full year. Excluding the impact of the ivivva restructuring, we expect adjusted diluted earnings per share to be in the range of $2.35 to $2.42 for the year. This guidance assumes 136.3 million diluted weighted-average shares outstanding and a 30.8% tax rate, or 30.3% excluding the tax effect of the ivivva restructuring. The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, August 31, 2017, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale, and the adjusted financial results, are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.

Adjusted gross profit, gross margin, income from operations, operating margin, effective tax rates, and diluted earnings per share exclude the costs recognized in connection with the restructuring of our ivivva operations, its related tax effects, and certain discrete items related to our transfer pricing arrangements and taxes on repatriation of foreign earnings. We believe these adjusted financial measures are useful to investors as the adjustments do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the trend in our operating performance. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; higher than anticipated costs and our ability to realize the benefits associated with the restructuring of our ivivva business; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities, capital or financing needs in the United States, or our intentions with respect to the reinvestment of foreign earnings; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to source our merchandise profitably or at all; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200

Media Contact:
Mike France/Laura Buchanan
Brunswick
917-676-5802 / +44 797 498 2492
or
Allison Reid
lululemon athletica inc.
+44 787 576 2283

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Two Quarters Ended
	July 30, 2017	July 31, 2016	July 30, 2017	July 31, 2016
Net revenue	$581,054	$514,520	$1,101,361	$1,010,036
Costs of goods sold	283,632	260,359	547,044	516,744
Gross profit	297,422	254,161	554,317	493,292
As a percent of net revenue	51.2%	49.4%	50.3%	48.8%
Selling, general and administrative expenses	225,524	180,202	424,665	361,744
As a percent of net revenue	38.8%	35.0%	38.6%	35.8%
Asset impairments and restructuring costs	3,186	—	15,517	—
As a percent of net revenue	0.6%	—%	1.3%	—%
Income from operations	68,712	73,959	114,135	131,548
As a percent of net revenue	11.8%	14.4%	10.4%	13.0%
Other income (expense), net	812	578	1,719	92
Income before income tax expense	69,524	74,537	115,854	131,640
Income tax expense	20,813	20,912	35,897	32,679
Net income	$48,711	$53,625	$79,957	$98,961

Basic earnings per share	$0.36	$0.39	$0.59	$0.72
Diluted earnings per share	$0.36	$0.39	$0.58	$0.72
Basic weighted-average shares outstanding	136,171	136,987	136,604	137,071
Diluted weighted-average shares outstanding	136,303	137,229	136,747	137,309

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	July 30, 2017	January 29, 2017
ASSETS
Current assets
Cash and cash equivalents	$721,212	$734,846
Inventories	316,368	298,432
Prepaid and receivable income taxes	66,161	81,190
Other current assets	67,281	48,269
Total current assets	1,171,022	1,162,737
Property and equipment, net	426,961	423,499
Goodwill and intangible assets, net	24,749	24,557
Deferred income taxes and other non-current assets	64,191	46,748
Total assets	$1,686,923	$1,657,541
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$19,049	$24,846
Accrued inventory liabilities	21,292	8,601
Accrued compensation and related expenses	47,920	55,238
Income taxes payable	6,519	30,290
Unredeemed gift card liability	56,170	70,454
Other accrued liabilities	73,341	52,561
Total current liabilities	224,291	241,990
Deferred income tax liability	7,668	7,262
Other non-current liabilities	57,155	48,316
Stockholders' equity	1,397,809	1,359,973
Total liabilities and stockholders' equity	$1,686,923	$1,657,541

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Two Quarters Ended
	July 30, 2017	July 31, 2016
Cash flows from operating activities
Net income	$79,957	$98,961
Items not affecting cash	71,872	47,809
Changes in operating assets and liabilities	(49,791)	(45,577)
Net cash provided by operating activities	102,038	101,193
Net cash used in investing activities	(49,889)	(71,261)
Net cash used in financing activities	(91,910)	(25,082)
Effect of exchange rate changes on cash	26,127	29,018
(Decrease) increase in cash and cash equivalents	(13,634)	33,868
Cash and cash equivalents, beginning of period	734,846	501,482
Cash and cash equivalents, end of period	$721,212	$535,350

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale
The below changes in net revenue, total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale show the net change for the second quarter of fiscal 2017 compared to the second quarter of fiscal 2016.

	Net Revenue	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue	Direct to Consumer Net Revenue Excluding the Online Warehouse Sale
Increase (decrease)	13%	7%	2%	29%	15%
Adjustments due to foreign exchange rate changes	—	—	—	1	1
Increase (decrease) in constant dollars	13%	7%	2%	30%	16%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Adjusted financial measures
The following table reconciles adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP:

	Quarter Ended July 30, 2017			Quarter Ended July 31, 2016
	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)
Gross profit[1]	$297,422	$2,244	$299,666	$254,161	$—	$254,161
Gross margin[1]	51.2%	0.4%	51.6%	49.4%	—%	49.4%
Income from operations[1,2]	68,712	5,430	74,142	73,959	—	73,959
Operating margin[1,2]	11.8%	1.0%	12.8%	14.4%	—%	14.4%
Income before income tax expense[1,2,3]	69,524	5,430	74,954	74,537	270	74,807
Income tax expense[3,4]	20,813	1,390	22,203	20,912	1,926	22,838
Effective tax rate[3,4]	29.9%	(0.3)%	29.6%	28.1%	2.4%	30.5%
Diluted earnings per share[1,2,3,4]	$0.36	$0.03	$0.39	$0.39	$(0.01)	$0.38
__________
1 During the second quarter of fiscal 2017, we recognized costs in cost of goods sold totaling $2.2 million to reduce the carrying value of certain ivivva branded inventories to their estimated net realizable value, to record the expected net loss on certain committed inventory purchases, and to record accelerated depreciation.
2 During the second quarter of fiscal 2017, we recognized costs in operating expenses totaling $3.2 million for severance, lease terminations and other costs related to the restructuring of our ivivva operations.
3 The adjustments in the second quarter of fiscal 2016 relate to our transfer pricing arrangements, the associated repatriation of foreign earnings, and net interest costs. These adjustments were recorded in income tax expense and other income (expense), net.
4 The adjustment to income tax expense for the second quarter of fiscal 2017 represents the tax effect of the ivivva related restructuring adjustments, calculated based on the expected annual tax rate of the applicable tax jurisdictions.

Please refer to Notes 6 and 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about August 31, 2017 for further explanation as to the nature of these items.

Adjusted expected gross margin, effective tax rate, and diluted earnings per share

	Quarter Ending October 29, 2017	Fiscal Year Ending January 28, 2018
Expected gross margin	50.9%	51.9%
Non-GAAP adjustments[1]	0.2	0.3
Adjusted expected gross margin	51.1%	52.2%

	Quarter Ending October 29, 2017	Fiscal Year Ending January 28, 2018
Expected effective tax rate	32.2%	30.8%
Non-GAAP adjustments[1]	(1.8)	(0.5)
Adjusted expected effective tax rate	30.4%	30.3%

	Quarter Ending October 29, 2017	Fiscal Year Ending January 28, 2018
Expected diluted earnings per share range	$0.33 to $0.35	$2.04 to $2.11
Non-GAAP adjustments[1]	0.17	0.31
Adjusted expected diluted earnings per share range	$0.50 to $0.52	$2.35 to $2.42
__________
1 These adjustments relate to the restructuring of our ivivva operations. Please refer to Note 6 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about August 31, 2017 for further explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter[3]	Number of Stores Open at the End of the Quarter
3rd Quarter 2016	379	12	2	389
4th Quarter 2016	389	17	—	406
1st Quarter 2017	406	5	—	411
2nd Quarter 2017	411	11	1	421

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
3rd Quarter 2016	1,117	32	5	1,144
4th Quarter 2016	1,144	47	1	1,190
1st Quarter 2017	1,190	14	—	1,204
2nd Quarter 2017	1,204	37	3	1,238
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon or ivivva. Excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.
3Subsequent to quarter end, on August 20, 2017, as part of the restructuring of its ivivva operations, the Company closed 47 of the 55 ivivva branded company-operated stores. Of the eight remaining ivivva branded stores, seven are expected to remain in operation and one is expected to be converted to a lululemon branded store.